Exhibit 99.2

March 3, 2015

As you are aware, earlier today, we entered into an agreement to join together and to partner going forward. As two long-standing financial institutions with strong footholds in the Delaware Valley, this partnership will further secure our future and our collective ability to serve our community.

By partnering, we will expand our products and services, and we will increase our banking office network. We will enrich our human capital, bringing new talent into our organization. We will realize the benefits of a stronger balance sheet and our community investment will be enhanced as well.

Now that the definitive agreement has been signed, we enter into a transition period, where we will further cultivate our partnership and mutually forge the path ahead. Upon regulatory approval, we will officially close this transaction, which we expect to be in the 4th Quarter, 2015. There’s much to accomplish over these next several months and we need your help to ensure a smooth transition and our future success.

We will be engaging you throughout the process and we will keep you posted along the way. Being open and candid is one of our core values; we will be communicating frequently with you, via e-mail and at times, in person. We recognize that you will have questions as the weeks go by, and we promise to answer them as quickly as we can.

Thank you for partnering with us, for helping us to thoughtfully combine our organizations and for giving us the opportunity to serve our communities even better as we move forward.

Sincerely,

/s/ Dennis D. Cirucci	/s/ Mark A. Turner
Dennis D. Cirucci	Mark A. Turner
President & CEO	President & CEO
Alliance Bank	WSFS Bank

Important Additional Information and Where to Find It

In connection with the proposed merger, WSFS will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Alliance and a prospectus of WSFS, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF ALLIANCE ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about WSFS and Alliance, may be obtained at the SEC’s Internet site (http://www.sec.gov), when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, from WSFS at www.wsfsbank.com under the heading “About WSFS” and then under the heading “Investor Relations” and then under “SEC Filings” or from Alliance by accessing Alliance’s website at www.allianceanytime.com under the heading “Stockholder Information” and then, when it becomes available, under “Corporate and Market Information”. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Corporate Secretary, Telephone: (302) 792-6000 or to Alliance Bancorp Inc. of Pennsylvania, 541 Lawrence Road, Broomall, Pennsylvania 19008, Attention: Corporate Secretary, Telephone: (610) 353-2900.

Alliance and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Alliance in connection with the proposed merger. Information about the directors and executive officers of Alliance and their ownership of Alliance common stock is set forth in the proxy statement for Alliance’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 19, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.